Exhibit 99.1

For Immediate Release

Contacts:

Thomas Cooke, CEO (713) 458-1560 or

Andrew C. Clifford, President (713) 458-1560

Website:

www.saratogaresources.net

Saratoga Resources, Inc. Establishes New Production Benchmark and

Provides Operations Update

HOUSTON, TX and NEW ORLEANS, LA – (Business Wire) – November 1, 2011 – Saratoga Resources, Inc. (NYSE Amex: SARA, the “Company”) today provided an update with respect to its development and related activities and production during the 2011 third quarter and announced that it has established a new daily production benchmark with net production of 4,167 barrels of oil equivalent per day (BOEPD) (5,556 BOEPD gross) on October 24, 2011, an 81% increase in daily net production from the 2010 exit rate of approximately 2,300 BOEPD.

Development Drilling

During the quarter, the Company drilled two developmental wells, the SL 20436 #1 “Catina” well, and the MP 47 SL 195 QQ #24 “Roux” well.

The Catina well began production on August 29, 2011 and, as of October 31, 2011, was producing approximately 609 BOEPD gross (475 BOEPD net) on a 14/64” choke with flowing tubing pressure (FTP) of 2600 psi.  The well was tied back to the Company’s Main Pass 46 facilities.

The Roux well was tested and completed in the 21 sand after the quarter end.  The well reached a total depth of 10,085’ MD (9,200’ TVD) and encountered 13 pay sands with over 100 net feet of pay.  Six of the pay sands were not previously booked as reserves and the 21 sand was previously booked as probable undeveloped reserves.  The well tested on October 16, 2011 with an initial production rate of 643 BOEPD gross (450 BOEPD net) on a 14/64” choke with FTP of 3000 psi. The Company expects that this well will convert from predominantly gas production to oil since the oil cut has been increasing since first production. The well has been tied back to the Company’s Grand Bay facilities.

Recompletion and Workover Program

Highlighting the recompletions undertaken by the Company were the SL 20034 #1 “Four Corners” and SL 335 LP #6 wells.

The Four Corners recompletion was in the 6,100’ sand uphole from two previously produced sands. In addition, the 6,200' sand was set up as a future plugback. Neither of these sands had booked reserves in the Company's 1-1-2011 SEC reserve report. The Four Corners well began production on August 16, 2011 and, as of October 31, 2011, was producing approximately 271 BOEPD gross (204 BOEPD net) on a 14/64” choke with FTP of 2000 psi.  The well was tied back to the Company’s Main Pass 46 facilities.

The LP #6 recompletion was in the R sand, which had never previously been produced at Grand Bay Field. There were no booked reserves in the Company's 1-1-2011 SEC reserve report for this sand. The well began production on June 14, 2011 and, as of October 31, 2011, was producing approximately 163 BOEPD gross (128 BOEPD net) on a 9/64" choke with FTP of 1925 psi. The well was tied back to the Company's Grand Bay facilities.

Infrastructure Program

Infrastructure upgrades and debottlenecking projects have continued through September 30, 2011 and are ongoing. During the course of 2011, the Company has added additional compression at Breton Sound 32 and Main Pass 25 fields and re-enacted a 4-inch 8-mile pipeline to connect three wells to Breton Sound 32 Field. The planned infrastructure improvements are approximately 80% complete and have already resulted in production increases of at least 800 BOEPD net to the Company. These projects are expected to add capacity to open wells that are currently shut in or restricted from optimal flow.

Management Comments

The Company’s President, Andy Clifford, said “Our capital and production efficiency year-to-date has been 101% and 112%, respectively and our finding and development cost in 2011 has been excellent at $12.33/BOE. We are on track to meet our forecasted 2011 exit production rate of net 4,000 BOEPD. We are pleased with the results of operations, and will continue to develop our core assets with additional drilling and continued low risk recompletions. We have continued to have great support from the state government with no delays in permitting from any of the regulatory authorities. Furthermore, the Louisiana crude market continues to be strong with Light Louisiana Sweet Crude (LLS) and Heavy Louisiana Sweet Crude (HLS) each trading at a healthy premium of approximately $20 per barrel to WTI.”

About Saratoga Resources

Saratoga is an independent exploration and production company with offices in Houston, Texas and Covington, Louisiana. Principal holdings cover 33,869 gross (31,125 net) acres, mostly held-by-production, located in the transitional coastline and protected in-bay environment on parish and state leases of south Louisiana.

For more information, go to our website at www.saratogaresources.com and sign up for regular updates by clicking on the Updates button.

Forward-looking Statements

This press release includes certain estimates and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements with respect to expected stabilized production rates from wells, oil and gas production mix, ultimate production volumes, the rate, ability to finance and the ultimate success of development drilling, commodity prices and other statements of expectation. Words such as “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “plans,” “seeks,” “should,” "substantial", and variations of these words and similar expressions, are intended to identify these forward-looking statements. While we believe these statements are accurate, forward-looking statements are inherently uncertain and we cannot assure you that these expectations will occur and our actual results may be significantly different. These statements by the Company and its management are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Important factors that could cause actual results to differ from those in the forward-looking statements include the factors described in the “Risk Factors” section of the company’s filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.

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